Exhibit 99.B(p)(5)

Associate Investment Monitoring (AIM) Code of Ethics

Date of Last Revision:  January 1, 2012

TABLE OF CONTENTS

Overview		2
Part I — Statement of General Principles		4
A.	Compliance with the Spirit of the Code	5
B.	Federal Securities Law Prohibit Fraudulent and Deceptive Acts	5
C.	Compliance with other BAC and Line of Business Policies	6
D.	Contacts for Questions and Reporting Violations of this Code	6
E.	Training and Education	6
Part II — Prohibited Transactions and Activities		7
A.	Prohibited Transactions in Open-end Mutual Funds	7
1.	Late Trading Prohibition	7
2.	Market Timing Prohibition	7
B.	Prohibited Transactions in Reportable Securities	7
1.	Client Conflict	7
2.	IPOs and Limited Offerings	8
3.	Short-Term Trading (30 Calendar Days)	8
4.	Excessive Trading	10
5.	Bank of America Global Restricted List	10
6.	AIM Code Restricted List	10
7.	AI Product Restrictions	10
8.	Trading in BAC Securities	10
C.	Other Prohibitions	10
1.	Information Walls and Protection of Corporate Confidential and Material Nonpublic Information	10
2.	Restriction on Service as Officer or Director by Covered Persons	11
3.	Participation in Investment Clubs	11
4.	Bank of America Closed-end Funds	11
5.	Outside Business Activities	11
D.	Additional Trading Restrictions Applicable to Investment Persons	12
1.	Fourteen Calendar Day Blackout Period	12
2.	Limited Offerings	12
E.	Exemptions	13
Part III — Pre-Clearance of Transactions		14
A.	General Requirement to Pre-clear	14
B.	Procedures	14
C.	Exemptions	14
Part IV — Administration and Reporting Requirements		16
A.	Annual Code Coverage Acknowledgement and Compliance Certification	16
B.	Reporting Requirements for Covered Persons	16
C.	Exceptions from the above Reporting Requirements	17
D.	Code Administration	18
Part V — Penalties for Non-Compliance		19
Appendix A — Definitions		21
Appendix B — Beneficial Ownership		24
Appendix C — Other BAC and Line of Business Policies		27
Appendix D — Contact Information		28
Appendix E — Additional Guidance While Trading in Bank of America Securities		29

Overview

This Code of Ethics (the “Code”) covers a wide range of ethical conduct with a focus on obligations with respect to personal securities trading.  You are a “Covered Person” for purposes of this Code if you have been notified by the Associate Investment Monitoring Group within Bank of America’s Global Compliance Risk Division (“AIM Group”) that this Code applies to you.  Covered Persons are obligated to comply with the terms of this Code.  Terms used herein that are capitalized have the meaning set forth in Appendix A.

You will likely be notified by the AIM Group that this Code applies to you if you are a director, officer, employee or contractor of one of the following companies (the businesses conducted by the following companies, whose activities are or may be subject to the Investment Advisers Act of 1940 (the “Advisers Act”) and/or the Investment Company Act of 1940 (the “Investment Company Act”), will be collectively referred to as the “Covered Businesses”):

•                  BofA Advisors, LLC (“BofA Advisors”)

•                  BofA Distributors, Inc. (“BofA Distributors”)

•                  Bank of America Capital Advisors, LLC

•                  Merrill Lynch Alternative Investments LLC (“MLAI”)

•                  Managed Account Advisors LLC

You may be notified by the AIM Group that this Code applies to you, and thus you are a “Covered Person” for purposes of this Code, if you are a support partner of any of the Covered Businesses.  For example, employees and contractors in legal, risk, compliance, technology and other support units, while not employees of a Covered Business, may be notified that this Code applies to them due to the services they provide to the Covered Business.

You may be notified by the AIM Group that this Code applies to you, and thus you are a “Covered Person” for purposes of this Code, if you work for Bank of America, N.A.  For example, Bank of America, N.A. employees and contractors in Technology and Operations may be notified that this Code applies to them due to their support of a Covered Business. Other employees and contractors may be notified that this Code applies to them due to their access to certain systems used by a Covered Business.

This Code will also serve as the employee personal trading policy for many employees in the Global Wealth & Retirement Solutions (“GWRS”) line of business.  As such, these GWRS employees and designated support partners who have access to information regarding GWRS businesses will be treated as Covered Persons under the Code.

This Code will also serve as the employee personal trading policy for certain employees and contractors in U.S. Trust (“UST”) and Merrill Lynch Trust Company (“MLTC”).  As such, these UST and MLTC employees and contractors will be treated as Covered Persons under the Code.

Certain Covered Persons, including, but not limited to, portfolio managers, traders and research analysts, may also be designated by the AIM Group as “Investment Persons” and have heightened responsibility under this Code.  Investment Persons are obligated to comply with all provisions of the Code applicable to Covered Persons and additional provisions applicable to Investment Persons.

Keep in mind that additional personal trading restrictions, some of which may be more restrictive, may also apply to Covered Persons and Covered Persons’ Affiliates through personal trading policies or other codes of ethics adopted outside the AIM Code of Ethics.  Thus, Covered Persons may be notified that they are subject to more than one personal trading policy or code of ethics and must comply with each such applicable policy or code.  For a list of Bank of America Corporation (“BAC”) and other line of business policies that may be applicable to Covered Persons and Covered Persons’ Affiliates, please see Appendix C.

If you believe you should have been notified by the AIM Group that this Code applies to you and have not been so notified, you are obligated to contact the AIM Group.

This Code governs, among other things, Personal Securities Transactions of you and your Covered Person’s Affiliates.  You should be familiar with the terms “Personal Securities Transaction” as defined in Appendix A and “Beneficial Ownership” as defined in Appendix B.  These terms are very broad for purposes of the Code and may include transactions and securities that you intuitively would not expect to be included.

Part I of this Code sets forth certain general principles relating to the Code.  Part II identifies certain prohibited transactions and activities.  Part III identifies your obligation to pre-clear your Personal Securities Transactions, including those of your Covered Person’s Affiliates.  Part IV identifies your reporting obligations with respect to your Personal Securities Transactions and holdings, including those of your Covered Person’s Affiliates.  Part V sets forth sanctions for failure to comply with this Code.

The AIM Code of Ethics Oversight Working Group or the BACM Code of Ethics Oversight Committee, as applicable (the “Committee”), are responsible for enforcing compliance with this Code.  Failure to comply with this Code may result in disciplinary action, including termination of employment.

This Code is intended to satisfy the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act.  In addition, this Code is intended to satisfy certain FINRA requirements for registered personnel.

Part

I

Part I — Statement of General Principles

Certain Covered Persons have a fiduciary relationship with Clients.  A fiduciary has an affirmative duty of care, loyalty, honesty and good faith.  In addition, if a fiduciary duty exists, there are a number of specific obligations, including:

•                  To act solely in the best interests of Clients and to make full and fair disclosure of all material facts, particularly where a Covered Business interests may conflict with those of its Clients;

•                  To have a reasonable, independent basis for our investment advice;

•                  To ensure that our investment advice is suitable to the Client’s investment objectives, needs and circumstances;

•                  To refrain from effecting Personal Securities Transactions inconsistent with our Clients’ interests;

•                  To obtain best execution for our Clients’ securities transactions;

•                  To refrain from favoring the interest of a particular Client over the interests of another Client;

•                  To keep all information about Clients (including former Clients) confidential, including the Client’s identity, Client’s securities holdings information, and other non-public information; and

•                  To exercise a high degree of care to ensure that adequate and accurate representations and other information is presented.

Covered Persons who serve in a fiduciary capacity are in a position of trust and that position of trust dictates that they act at all times with the utmost integrity, avoid any actual or potential conflict of interest (described below), and not otherwise abuse that position of trust.  Covered Persons who serve in a fiduciary capacity are required to put the interests of Clients before their personal interests.  All Covered Persons, regardless of whether they serve in a fiduciary capacity, must seek to avoid conflicts of interest and comply with many of the above principles pursuant to the BAC Code of Ethics.

A conflict of interest is any situation that presents an incentive to act other than in the best interest of a Client.  A conflict of interest may arise, for example, when a Covered Person engages in a transaction that potentially favors: (i) BAC’s interests over a Client’s interest, (ii) the interest of a Covered Person or Covered Person’s Affiliate over a Client’s interest, or (iii) one Client’s interest over another Client’s interest.

Each Covered Business has adopted various policies designed to prevent, or otherwise manage, conflicts of interest.  To effectively manage conflicts of interest, all Covered Persons must seek to prevent conflicts of interest, including the appearance of a conflict.  Covered Persons must be vigilant about circumstances that present a conflict of interest and immediately seek assistance from their manager or one of the other resources identified in Part I.D of this Code.

Independence in the investment decision-making process is paramount, and all Covered Persons must avoid situations that might compromise or call into question their exercise of independent judgment in the interest of Clients.  For example, Covered Persons should not take, or seek to take, personal advantage of unusual or limited investment opportunities appropriate for Clients, and should avoid any appearance of such activities.

The general principles discussed in this section govern all conduct, regardless of whether or not such conduct is also covered by more specific standards and procedures set forth in other sections of this Code.

A.                                    Compliance with the Spirit of the Code

Sound, responsible personal securities trading is an appropriate activity when it is not excessive in nature, when it is conducted consistent with the Code and when it does not cause any actual, potential or apparent conflict of interest.

Personal trading activity, including trading activity of a Covered Person’s Affiliates, that is inconsistent with duties to our Clients or that injures the reputation and professional standing of BAC or any of the Covered Businesses will not be tolerated.  Technical compliance with the specific requirements of this Code will not insulate you from sanction should a review of your Personal Securities Transactions, including those of your Covered Person’s Affiliates, indicate breach of your duty of loyalty to a Client or otherwise pose harm to our organization’s reputation.

The Committee has the authority to grant written waivers of the provisions of this Code.  It is expected that this authority will be exercised only in rare instances.

B.                                    Federal Securities Law Prohibit Fraudulent and Deceptive Acts

All Covered Persons are required to comply with all Federal Securities Laws, including, but not limited to, the Advisers Act and the Investment Company Act.  Among other prohibitions, each of these Acts contains anti-fraud provisions.

The Advisers Act makes it unlawful for any investment adviser, directly or indirectly, to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in any transaction or practice that operates as a fraud or deceit on such persons.

The Investment Company Act makes it unlawful for any director, trustee, officer or employee of an investment adviser of an investment company, as well as certain other persons, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the investment company:

1.              To employ any device, scheme or artifice to defraud the fund;

2.              To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.              To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

4.              To engage in any manipulative practice with respect to the fund.

C.                                    Compliance with other BAC and Line of Business Policies

Compliance with this Code is in addition to your obligation to comply with other BAC policies that may be applicable to you, including but not limited to those set forth in Appendix C.

D.                                    Contacts for Questions and Reporting Violations of this Code

If you have any questions about the Code or about the applicability of the Code to a Personal Securities Transaction, you may call the AIM Group directly at 866-853-4324 or send an email to the “AssociateInvestmentMonitoringGroup@bankofamerica.com.”

Each Covered Person must promptly report any conduct that he or she reasonably believes constitutes or may constitute a violation of the Code.  Covered Persons must promptly report all relevant facts and circumstances relating to such potential violation of the Code to the AIM Group.  If you wish to remain anonymous, you may simply refer to yourself as a “BAC Employee.”  You will not be retaliated against for reporting information in good faith in accordance with this policy.

For additional contacts, please refer to Appendix D.

E.                                    Training and Education

Upon notification of coverage, Covered Persons will be required to complete new hire training.  Once training is assigned to new Covered Persons, it is required that this training be successfully completed within forty-five calendar days.

All Covered Persons will be required to complete ongoing training.  This training will occur no less frequently than annually.

Part

II

Part II — Prohibited Transactions and Activities

Part II of the Code pertains to personal securities trading and identifies certain prohibited transactions and activities.  If there is a stated exception to a prohibited transaction or activity and you qualify for the exception, you are not relieved of any other obligations you may have under this Code, including any requirement to pre-clear and report the transaction.

A.                                    Prohibited Transactions in Open-end Mutual Funds

1.                                      Late Trading Prohibition

Late trading of mutual funds is illegal.  No Covered Person or Covered Person’s Affiliate shall engage in any transaction in any mutual fund shares where the order is placed after the fund is closed for the day and the transaction is priced using the closing price for that day.  In addition to being illegal, late trading may present a conflict of interest and/or a violation of fiduciary duty.

2.                                      Market Timing Prohibition

No Covered Person or Covered Person’s Affiliate shall engage in mutual fund market timing activities.  The Committee believes that the interests of a mutual fund’s long-term shareholders and the ability of a mutual fund to manage its investments may be adversely affected when fund shares are repeatedly bought, sold or exchanged by any individual or entity within short periods of time to seek to take advantage of perceived short-term differentials in the net asset values of such funds.  This practice, known as “market timing,” can occur in direct purchases and sales of mutual fund shares, through rapid reallocation of funds held in a 401(k) plan or similarly structured retirement plan or other accounts invested in mutual funds, or through the rapid reallocation of funds held in variable annuity and variable life policies invested in mutual funds.  In addition to being prohibited by this Code, mutual fund market timing may present a conflict of interest and/or a violation of fiduciary duty.  All Covered Persons are expected to review, and abide by, any market timing provisions set forth in the prospectus of any open-end fund being traded by the Covered Person or Covered Person’s Affiliates.

B.                                    Prohibited Transactions in Reportable Securities

1.                                      Client Conflict

No Covered Person or Covered Person’s Affiliate shall engage in a Personal Securities Transaction that involves the purchase or sale of a Reportable Security seven days before or seven days after such security is purchased or sold by a Client Account when such Covered Person has advance knowledge that such security will be purchased or sold by a Client Account.  Whether a Covered Person has “advance knowledge” will depend upon the facts and circumstances and such knowledge may be imputed where the facts and circumstances indicate that a prudent person would conclude that there is a reasonable probability that a Client Account may transact in the security.  Certain types of Covered Persons, such as portfolio managers, traders and analysts, will be subject to heightened scrutiny for compliance with this section (see section D below).

No Covered Person or Covered Person’s Affiliate shall engage in a Personal Securities Transaction that involves the purchase or sale of any Reportable Security when, at the time of such purchase or sale, the Covered Person knew or should have known, that the same class of security is the subject of an open buy or sell order for a Client Account or is Being Considered for Purchase or Sale by a Client Account.

These restrictions do not apply:

•                  to securities of an issuer that has a market capitalization of $10 billion or more at the time of the transactions; however, a Covered Person must pre-clear these trades as with any other personal trade as described in Part III of this Code; or

•                  when the Personal Securities Transaction conflicts with a trade in a Client Account that principally follows a passive index tracking investment strategy.

2.                                      IPOs and Limited Offerings

Covered Persons and Covered Persons’ Affiliates are prohibited from investing in equity IPOs.

No Covered Person or Covered Person’s Affiliate shall engage in a Personal Securities Transaction that involves the purchase of a security in a debt IPO without the prior written approval of his/her manager and the CCO.  For assistance with debt IPO requests and obtaining CCO approval, please contact the AIM Group at 866-853-4324 or send an e-mail to the “AIM Group”.

All requests for Limited Offerings, including additions to existing holdings but excluding capital calls for previously approved commitments, must be submitted via the Associate Investment Monitoring System.  Requests made by a Covered Person or Covered Person’s Affiliate to purchase will be first routed to the employee’s manager, and then to the CCO for approval.

In approving the purchase of debt IPOs or Limited Offerings, the CCO will consider whether the purchase conflicts with the Code or its underlying policies, whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered to the Covered Person because of the Covered Person’s relationship with BAC, the issuer, or a Client.  The CCO may approve an acquisition under certain circumstances, such as:

•                  An opportunity resulting from the Covered Person’s pre-existing ownership of an interest in the IPO company or status as an investor in the IPO company;

•                  An opportunity made available to the Covered Person’s spouse, in circumstances permitting the CCO reasonably to determine that the opportunity is being made available for reasons other than the Covered Person’s relationship with BAC, the issuer or a Client (for example, because of the spouse’s employment); or

•                  An opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the Covered Person’s ownership of an insurance policy issued by the IPO company or an affiliate of the IPO company conveys the investment opportunity.

3.                                     Short-Term Trading (30 Calendar Days)

Unless exempted, there is a minimum 30-calendar day holding period for Reportable Securities (including options and derivatives thereon).

(a)         The 30 calendar day restriction period commences the day of the purchase or sale of any Reportable Security.

(b)         The 30-day restriction applies on a “last-in, first-out basis.”

(c)          Opening option positions expiring in less than 30 days will result in violations of the short-term trading ban.

(d)         The short-term trading restriction also applies to the purchase and subsequent gifting of securities.

(e)          The 30-day restriction does not apply to the exercise of options to purchase shares of BAC stock and the immediate sale of the same or identical shares, including so-called “cashless exercise” transactions.

(f)           The 30-day restriction does not apply to liquidations of securities when the purchase was part of an Automatic Investment Plan; however, any purchases that override or otherwise depart from the automatic investment plan would be subject to the 30-day restriction.

(g)          The 30-day restriction does not apply to transactions effected in any account in which the Covered Person may have a Beneficial Interest, but no direct or indirect Influence or Control of investment or trading activity, such as a blind trust or fully discretionary advisory account.

(h)         Commodity and currency transactions, including derivatives thereon, are exempt from the holding period requirement.

Exceptions to the short-term trading ban may be requested in advance of a trade and will generally be granted only in rare cases of economic hardship, gifting of securities or other unusual circumstances where it is determined that no abuse is involved and the mitigating factors of the situation strongly support an exception to the ban.  Circumstances that could provide the basis for an exception from the short-term trading restriction might include, for example, among others:

•                  An involuntary transaction that is the result of unforeseen corporate activity;

•                  The disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long-term investment; or

•                  The Covered Person’s economic circumstances materially change in such a manner that enforcement of the short-term trading ban would result in the Covered Person being subjected to an avoidable, inequitable economic hardship.

Exception requests, addressed to the CCO, should be sent via email to AssociateInvestmentMonitoringGroup@bankofamerica.com.

4.                                      Excessive Trading

Covered Persons and Covered Persons’ Affiliates are strongly discouraged from engaging in excessive Personal Securities Transactions.  Although this Code does not define excessive Personal Securities Transactions, Personal Securities Transactions that exceed thirty per month may be reported by the AIM Group to senior management.

5.                                      Bank of America Global Restricted List

For securities placed on the Bank of America Global Restricted List (“Global Restricted List”), trading may be limited or prohibited, depending on the nature of the restriction and the applicability of the Global Restricted List to the Covered Person.  All Covered Persons and Covered Persons’ Affiliates are subject to the Global Restricted List.

6.                                      AIM Code Restricted List

When UST or MLTC employees receive buy-side research reports from third parties, where coverage is initiated or ratings are changed, on a Reportable Security, the security is put on a “AIM Code Restricted List” and remains on the restricted list for seven calendar days.  No UST or MLTC Covered Person shall engage in a Personal Securities Transaction involving a Reportable Security that he or she knows, or should have known is on the AIM Code Restricted List.  This restriction also applies to the Personal Securities Transactions of a Covered Person’s Affiliate.

7.                                      AI Product Restrictions

Covered Persons, including Covered Person’s Affiliates, are prohibited from purchasing or selling any MLAI fund, note or other product offering, or purchasing any fund, note or product on the MLAI platforms, except for sales to liquidate any positions that pre-dated the effectiveness of this Code to the Covered Person.  However, this restriction does not apply to employees Covered under the Code solely based on their employment or support of BofA Advisors or BofA Distributors.

8.                                      Trading in BAC Securities

All Bank of America employees are prohibited from engaging in speculative trading of Bank of America securities.  This generally prohibits short sales and trading in puts, calls and other options or derivatives with respect to such securities, unless such transactions are for legitimate, non-speculative purposes.  Further clarification of what is deemed speculative trading with respect to BAC securities can be found in Appendix E.

C.                                    Other Prohibitions

1.                                      Information Walls and Protection of Corporate Confidential and Material Nonpublic Information

The BAC Code of Ethics prohibits any employee who is in possession of material, nonpublic information (“MNPI”) about securities or financial instruments, from buying, selling, recommending or trading such securities or financial instruments in breach of a duty of trust or confidence owed to the issuer of the securities or financial instruments, the shareholders of that issuer or any other person who is the source of the information. In addition, an employee must not communicate or disclose such information to others who may misuse it.

Additionally, Covered Persons must not disclose or disseminate to any other person or business unit MNPI or other confidential information regarding a client, unless they have a legitimate business reason to know or access that information or the client who provided the information has otherwise directed or consented to its disclosure or dissemination, and then only in compliance with the Bank of America Corporation Information Wall Policy and all other applicable information wall and other policies (refer to Appendix C).

2.                                      Restriction on Service as Officer or Director by Covered Persons

Covered Persons are prohibited from serving as an officer or director of any publicly traded company, other than Bank of America Corporation, without prior authorization from the CCO based on a determination that the board service would not be inconsistent with the interests of BAC or of any Client.  Covered Persons serving as a director or officer of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as a director or an officer.

Requests to the CCO must be submitted via email, addressed to the CCO, to the AIM Group at AssociateInvestmentMonitoringGroup@bankofamerica.com.

3.                                      Participation in Investment Clubs

No Covered Person or Covered Person’s Affiliate may participate in private investment clubs or other similar groups.

4.                                      Bank of America Closed-End Funds

Notwithstanding the restrictions in Part II B.7., no Covered Person or Covered Person’s Affiliate shall acquire Beneficial Ownership of securities of any Closed-end Fund advised by subsidiaries controlled by BAC without the prior written approval of the CCO.

5.                                      Outside Business Activities

Covered Persons may not engage in outside activities for which he/she receives compensation, or has the reasonable expectation of receiving compensation, in such activities that, in the opinion of BAC management, present an actual or potential conflict of interest or have an adverse impact with the respect to the employee’s job responsibilities.  Covered Persons must obtain the prior approval of their supervisors and the activity must be reviewed by the AIM Group, via the initial disclosure/certification process, before they may:

•                  engage in any business other than that of BAC or its affiliates;

•                  be employed, compensated or have the reasonable expectation of being compensated by any person or organization other than BAC or its affiliates;

•                  engage in an activity as a general partner or managing member; or

•                  serve full or part-time as an officer, director, partner, consultant, independent contractor, sole proprietor or employee of a business organization other than BAC or its affiliates.

It is the Covered Person’s responsibility to disclose and request pre-approval for any such employment and/or affiliation.  Unless otherwise expressly permitted in writing, every employee shall devote his or her entire time during business hours to the business of BAC and its affiliates.  Additional approvals are required for any role as a director or general partner or managing member of any organization.

The following are examples of activities that are required to be reported and approved if compensation is to be received/reasonably expected or if a Covered Person seeks to serve as an officer, director, partner, independent contractor, or employee:

•                  participating in social, recreational or community service organizations (country clubs, Junior League, Rotary Club, Jaycees, etc.);

•                  participating in religious organizations;

•                  participating in a non-profit charitable organization;

•                  participating in educational organizations (PTA, etc.); or

•                  participating in any homeowner associations or similar organizations.

BAC policy generally does not allow employees to be involved in securities-related business activities outside of their employment with BAC and its affiliates.

D.                                    Additional Trading Restrictions Applicable to Investment Persons

1.                                      Fourteen Calendar Day Blackout Period

No Investment Person, including his or her Covered Person’s Affiliates, shall engage in a Personal Securities Transaction that involves the purchase or sale of any Reportable Security within a period of seven calendar days before or after a purchase or sale of the same class of security by a Client Account with which the Investment Person or his/her team are regularly associated.  The spirit of this Code requires that no Investment Person intentionally delay trades on behalf of a Client Account so that his/her own personal trades or the trades of a Covered Person’s Affiliate avoid falling within the fourteen day blackout period.  This restriction does not apply:

•                  to securities of an issuer that has a market capitalization of $10 billion or more at the time of the transactions; however, an Investment Person must pre-clear these trades as with any other personal trade, as described in Part III of this Code; or

•                  when the personal trade involves the same reportable security as a trade in a Client Account that principally follows a passive index tracking investment strategy.

2.                                      Limited Offerings

Investment Persons who have been authorized to acquire securities in a Limited Offering are required to disclose in writing that investment to their manager when, within thirty days of the Investment Person’s acquisition, the Investment Person plays a role in any Client’s consideration of an investment in the issuer.  In such circumstances, the decision to purchase securities of the issuer for the Client should be made either by another employee or, at a minimum, should be subject to an independent review by investment personnel with no personal interest in the issuer.

E.                                    Exemptions

The following Personal Securities Transactions are exempt from the prohibitions contained in this Part II:

•                  Transactions effected pursuant to an Automatic Investment Plan; provided, however, that this exemption does not apply to transactions that override or otherwise depart from the pre-determined schedule or allocation features of the investment plan

•                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•                  Transactions that are non-volitional (e.g., stock splits, automatic conversions).

Part

III

Part III — Pre-Clearance of Transactions

A.                                    General Requirement to Pre-clear

Covered Persons must pre-clear all Personal Securities Transactions, including those of their Covered Persons’ Affiliates, in Reportable Securities using the appropriate pre-clearance procedures.

For specific information on Reportable Securities, please visit the AIM system home page (http://associate.aim.bankofamerica.com).

When Covered Persons subsequently gain material, non-public information about a security after receiving approval to trade the security, the approval is considered void.

In accordance with the Code, Covered Persons’ trade requests may be denied, which may cause increased market exposure for the Covered Person or Covered Persons’ Affiliates.

B.                                    Procedures

Pre-clearance requests should be submitted using the AIM system.  All trade approvals expire at the end of the following calendar day.  If an approved trade has not been executed by the end of the following calendar day, the Covered Person must submit a new request for approval and, as necessary, must continue to do so until the trade is executed.  Accordingly, all good-till-canceled (GTC) orders are strongly discouraged.  Covered Persons who place a GTC limit order are solely responsible for obtaining pre-clearance approval, as noted above, until the trade executes.

C.                                    Exemptions

The following securities/transactions are exempt from the pre-clearance requirement:

•                  Transactions in BAC Employee Retirement Plans

•                  Transactions in Company-Directed 401(k) Plans

•                  Transactions in 529 Plans

•                  Exchange Traded Funds

•                  Municipal Securities

•                  Futures (but not single-stock futures)

•                  Transactions in commodities or currencies, and derivatives thereon

•                  Transactions by a Covered Person on an official leave of absence who does not have remote system access

•                  Transactions effected pursuant to an Automatic Investment Plan, including purchases in the BAC Employee Stock Purchase Plan.  Note this does not include transactions that override or otherwise depart from the pre-determined schedule or allocation features of the investment plan, including, but not limited to initial transactions.  Liquidations of securities acquired pursuant to an Automatic Investment Plan do require pre-clearance

•                  Transactions effected in any account in which the Covered Person may have a Beneficial Interest, but no direct or indirect Influence or Control of investment or trading activity, such as a blind trust or fully discretionary advisory account.  Any transactions in these accounts that are executed at the direction of the Covered Person or Covered Person’s Affiliate would, however, require pre-clearance

•                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

•                  Transactions that are non-volitional (e.g., stock splits, automatic conversions)

•                  The exercise of options to purchase shares of BAC stock and the immediate sale of the same or identical shares, including so-called “cashless exercise” transactions

•                  The receipt or grant of a bona fide gift of securities

NOTE:  The securities/transactions listed above, although exempt from the pre-clearance requirement, may be subject to the 30-calendar day holding period.  Please refer to Part II. B. 3 of this Code for additional information.

Part

IV

Part IV — Administration and Reporting Requirements

A.                                    Annual Code Coverage Acknowledgement and Compliance Certification

All Covered Persons will annually furnish electronic acknowledgement of coverage under, and certification of compliance with, this Code.  Copies of this Code and any amendments to the Code are provided to all Covered Persons.  All Covered Persons are required to provide electronic acknowledgment of their receipt of the Code and any amendments.

B.                                    Reporting Requirements for Covered Persons

Each Covered Person must report all Reportable Securities Beneficially Owned by such Covered Person.

Each Covered Person must also report accounts that currently hold, or that are capable of holding, Reportable Securities Beneficially Owned by such Covered Person, including accounts such as those with broker-dealers, banks and insurance companies (“Investment Accounts”).  Therefore, even if an account does not currently hold Reportable Securities, if it has the capacity to hold such securities, it is an Investment Account and a Covered Person is obligated to report its existence.

Information provided by each Covered Persons relating to Investment Accounts and Beneficial Ownership of Reportable Securities must not be more than 45 days old.  Such reporting is required as follows:

•                  By the 10th calendar day after becoming a Covered Person, you must: (i) report your Investment Accounts and any Reportable Securities that you Beneficially Own and (ii) acknowledge that you have read and understand this Code and that you understand that you are a Covered Person (and, if applicable, an Investment Person) under the Code.  The ten calendar day period starts the earliest of: (i) the day you are notified by the AIM Group that you are a Covered Person, (ii) the day you have access to certain material, non-public information of any Covered Business, including any Clients purchase or sale of securities, or analyst recommendations or (iii) the day you begin working within a Covered Business.

•                  By the 30th calendar day following the end of the calendar quarter, all Covered Persons are required to submit via the AIM System a report of their Investment Accounts (including Investment Accounts opened during the quarter for themselves or their Covered Persons’ Affiliates) and Personal Securities Transactions in Reportable Securities during the quarter.

•                  By the 30th calendar day after the end of the calendar year, Covered Persons are required to submit via the AIM System a detailed annual report of the Reportable Securities they Beneficially Own.

Except as provided below, each Covered Person shall cause every broker-dealer or investment services provider with whom he or she maintains an Investment Account to provide duplicate periodic statements and trade confirmations to the AIM Group for all Investment Accounts.  All duplicate statements and confirmations should be sent to the following address:

Bank of America

Associate Investment Monitoring

NC1-002-21-58

101 South Tryon Street

Charlotte, NC 28255

While Investment Accounts at the following firms require reporting/disclosure, duplicate statements and confirmations are not required as electronic data feeds have been established:

•                  Merrill Lynch, Pierce, Fenner & Smith Incorporated

•                  Fidelity Investments (US)

•                  Charles Schwab

•                  Morgan Stanley Smith Barney

•                  E*Trade

•                  Interactive Brokers

•                  ML SA Corretora de Valores Mobiliarios (Brazil)

•                  ML Capital Markets Espana (Spain)

•                  RBC (Royal Bank of Canada)

•                  TD Ameritrade

•                  TD Waterhouse International

•                  Merrill Lynch Portfolio Managers

•                  Merrill Lynch Singapore

•                  Scottrade

•                  Evans and Partners

•                  TD Canada

•                  Mitsubishi UFJ ML PB Securities Co. Ltd

•                  ML South Africa

•                  CIBC (Canada)

•                  E*Trade Australia

•                  Fidelity Worldwide

•                  Kim Eng Securities

•                  Commonwealth Securities

•                  GBM (Mexico)

•                  HDFC (India)

•                  ICICI (India)

•                  DSPML (India)

•                  HSBC (Canada)

C.                                    Exceptions from the above Reporting Requirements

The following Investment Accounts do not need to be reported:

•                  BAC Employee Retirement Plans

•                  Company-Directed 401(k) Plans that do not hold any Reportable Securities

The following Personal Securities Transactions do not need to be reported:

•                  Transactions in BAC Employee Retirement Plans.

•                  Transactions in 529 Plans.  For purposes of clarity, a Covered Person is required to report the opening or closing of a 529 Plan, but is not required to report transactions in underlying mutual funds or other investments in 529 Plans.

The designation of any Covered Person on an official leave of absence will be reviewed by the AIM Group to determine whether the individual should still be considered a Covered Person.  The AIM Group will consider factors such as whether the employee continues to have password access to electronic firm and Client data and whether the employee continues to be in contact with other Covered Persons at the firm.  If AIM determines the individual is not a Covered Person, the individual will be exempt from the above reporting requirements while on leave.  However, any Covered Person on an official leave of absence with such access will be responsible for the above reporting.

D.                                    Code Administration

The Committee has charged the AIM Group with the responsibility of day-to-day administration of this Code.  The AIM Group will provide quarterly reports to the Committee that will include all significant and material violations noted during the period.  The quarterly report will include relevant details and a record of any recommended sanction.

When required under Rule 17j-1 of the Investment Company Act, the CCO of a Covered Business shall report any relevant issues to the respective Board of Directors/Trustees.

Part

V

Part V — Penalties for Non-Compliance

Upon discovering a violation of the Code, the AIM Group shall take or direct whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal, etc.).  Following those corrective efforts, the Committee may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate.  The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment.  It is important to note that violations of the Code may occur without employee fault (e.g., despite pre-clearance) and many violations of the Code do not involve any element of “scienter” or intent/knowledge of the employee.  In those cases, punitive action may not be warranted, although remedial steps may still be necessary.  Violations of the Code include, but are not limited to, the following:

•                  Execution of a Personal Securities Transaction without proper pre-clearance, including spousal and other Covered Person’s Affiliate transactions;

•                  Execution of a Personal Securities Transaction with pre-clearance, but Client account activity in the same issuer occurs within seven days of the Covered Person or Covered Person’s Affiliate’s Personal Securities Transaction;

•                  Execution of a Personal Securities Transaction after being denied approval;

•                  Execution of a Personal Securities Transaction that involves opening and subsequently closing a Reportable Security position within 30 calendar days or less;

•                  Execution of a Personal Securities Transaction when that security is on the Global Restricted List or AIM Code Restricted List;

•                  Failure to disclose the opening or existence of an Investment Account;

•                  Failure to obtain prior approval of a purchase of a debt IPO or to acquire an interest in a Limited Offering; and

•                  Failure to timely complete and return periodic certifications and acknowledgements.

The Committee will consider the specific facts and circumstances of any violations and will determine appropriate sanctions.  Factors to be considered during any review would include but are not limited to:

•                  Whether the act or omission was intentional;

•                  Whether mitigating or aggravating factors existed;

•                  The person’s history of prior violations of the Code;

•                  The person’s cooperation, acknowledgement of transgression and demonstrable remorse;

•                  The person’s position within the firm (i.e., whether the employee is deemed to be a Covered Person or an Investment Person);

•                  Whether the person transacted in the security of an issuer in which his/her line of business area has invested or could invest;

•                  Whether the person was aware of any information concerning an actual or contemplated investment in that same issuer for any Client account; and

•                  Whether the price at which the Personal Securities Transaction was effected was more advantageous than the price at which the Client transaction in question was effected.

The type of sanctions to be imposed may include, but are not limited to, verbal or written warnings, trade reversals, disgorgement of profits, monetary fines, suspension or termination of personal trading privileges and employment suspension or termination.  The minimum monetary fine is typically $100 for Covered Persons and $500 for Investment Persons.  Monetary fines, other than the minimum fines, are typically based on a percentage of the employee’s annual compensation including, but not limited to, an employee’s salary and bonus.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Appendix A — Definitions

To understand the Code, you need to understand the capitalized terms in the Code, which are defined below.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations thereunder.

“Automatic Investment Plan” means a plan or other program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation.  These may include payroll deduction plans, issuer dividend reinvestment programs or 401(k) automatic investment plans.

“BAC” means Bank of America Corporation and its affiliates.

“BAC Employee Retirement Plan” means any retirement plan sponsored by BAC for the benefit of its employees.

“Being Considered for Purchase or Sale” means a security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person decides to make the recommendation.

“Beneficial Ownership” has the meaning set forth in Appendix B.

“BofA Advisors” has the meaning set forth in the Overview section of this Code.

“BofA Distributors” has the meaning set forth in the Overview section of this Code.

“CCO” means each Covered Business’s Chief Compliance Officer, or his/her designee, or line of business Compliance or Risk executive associated with the employee’s line of business.

“Client” means any natural person, company or organization to which a Covered Businesses provides financial services.

“Client Account” means any investment management account or fund for which any of BofA Advisors, LLC, Bank of America Capital Advisors, LLC, Merrill Lynch Alternative Investments LLC, or Managed Account Advisors LLC acts as investment adviser or sub-adviser.

“Closed-end Fund” refers to a registered investment company with a fixed number of shares outstanding and whose shares are publicly traded in a secondary market rather than directly with the fund.

“Code” has the meaning set forth in the Overview section herein.

“Committee” has the meaning set forth in the Overview section of this Code.

“Company-Directed 401(k) Plan” means a 401(k) plan that offers a limited number of investment options in which a participant can direct their investments.  A 401(k) plan whereby the participant may direct stock investments is not a Company-Directed 401(k) Plan for purposes of this Code.

“Covered Businesses” has the meaning set forth in the Overview section of this Code.

“Covered Person” has the meaning set forth in the Overview section of this Code.

“Covered Person’s Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews) sharing the same household with you.  The term “Covered Person’s Affiliate” also includes persons not living in your household if the person is economically dependent upon you.

“Federal Securities Laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a —mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 —5314; 5316 — 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

“Financial Interest” has the meaning set forth in Appendix B.

“FINRA” means the Financial Industry Regulatory Authority.

“GWRS” has the meaning set forth in the Overview section herein.

“Influence or Control” has the meaning set forth in Appendix B.

“Investment Account” has the meaning set forth in Part IV.B of this Code.

“Investment Adviser” means BofA Advisors, LLC, Bank of America Capital Advisors, LLC, Merrill Lynch Alternative Investments LLC, and Managed Account Advisors LLC.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations thereunder.

“Investment Person” has the meaning set forth in the Overview section of this Code.

“IPO” generally refers to a company’s first offer of shares to the public, including an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” generally refers to an offering of securities that is not offered to the public and includes an offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6), or Regulation D thereunder.  This includes, but is not limited to, private placements and hedge funds.

“Personal Securities Transaction” means the acquisition or disposition of Beneficial Ownership of a Reportable Security.

“Reportable Security” means anything that is considered a “security” under the Investment Advisers Act, but does not include:

1.              Direct obligations of the U.S. Government.

2.              Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.              Shares of money market funds and other short-term income funds.

4.              Shares of any open-end mutual fund, other than an ETF.

Reportable Securities therefore include stocks, bonds, debentures, convertible and/or exchangeable securities, notes, options on securities, warrants, rights, shares of a closed-end registered investment company, shares of exchange traded funds and 529 plans, unit investment trusts, among other instruments.  If you have any question or doubt about whether an investment is a Reportable Security under this Code, ask the AIM Group.

Appendix B — Beneficial Ownership

You should carefully read this Appendix B to determine securities that are deemed to be beneficially owned by you for purposes of the Code.  The definition of “Beneficial Ownership” for purposes of the Code is very broad and may include securities you would not intuitively consider to be owned by you.  You should review this entire Appendix B and if you have any questions as to whether you beneficially own a security for purposes of the Code, contact the AIM Group at 866-853-4324 or send an email to “AssociateInvestmentMonitoringGroup@bankofamerica.com”.

For purposes of this Appendix B, the term “you” includes your Covered Person’s Affiliates.  Your “Covered Person’s Affiliates” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews) sharing the same household with you.  The term “Covered Person’s Affiliate” also includes persons not living in your household if the person is economically dependent upon you.

Definitions

Beneficial Ownership.  For purposes of the Code, you are deemed to have “Beneficial Ownership” of a security if you have: (i) a Financial Interest in such security and Influence or Control over such security or (ii) Influence or Control over such security and such Influence or Control arises outside of your regular employment duties.

Influence or Control.  To have “Influence or Control” over a security, you must have an ability to prompt, induce or otherwise effect transactions in the security.  Whether you have influence or control over a security is based upon the facts and circumstances of each case; however, the determining factor in each case will be whether you have an ability to prompt, induce or otherwise effect transactions in the security.

Financial Interest.  The term “Financial Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities whether through any contract, arrangement, understanding, relationship or otherwise.  This standard looks beyond the record owner of securities to reach the substance of a particular arrangement.  You not only have a Financial Interest in securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit, such as securities held for you by custodians, brokers, relatives, executors, administrators, or trustees.  The term also includes any security owned by an entity directly or indirectly controlled by you.

Examples of How the Definition of Beneficial Ownership is Applied

Set forth below are some examples of how the definition of Beneficial Ownership is applied in different contexts.

•                  Covered Person’s Affiliate Holdings.  You are deemed to have Beneficial Ownership of securities held by your Covered Person’s Affiliates.

•                  Partnership and Corporate Holdings.  You are deemed to have Beneficial Ownership of securities held by an entity you directly or indirectly control.  If you are a limited partner in a partnership, you will generally not be deemed to have Beneficial Ownership of securities held by such limited partnership, provided that you do not own a controlling voting interest in the partnership.  If you own or otherwise control a corporation, limited liability company or other legal entity, you will be deemed to have Beneficial Ownership of such entity’s securities.

•                  Trusts.  You are deemed to have Beneficial Ownership of securities held by a trust if you control the trust or if you have the ability to prompt, induce or otherwise effect transactions in securities held by the trust.  For example, you would be deemed to have Beneficial Ownership of securities held by a trust if you have the power to revoke the trust without the consent of another person, or if you have actual or de facto investment control over the trust, such as when you act as trustee.  In a typical blind trust, you would not be deemed to have Beneficial Ownership of the securities held by the trust.

•                  Estates.  You are typically not deemed to have Beneficial Ownership of securities held by executors or administrators in estates in which you are a legatee or beneficiary unless, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate. You are typically deemed to have Beneficial Ownership of securities held by an estate if you act as the executor or administrator of such estate and, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate.

•                  Where You Have Given Investment Discretion to Another Party.  You are typically not deemed to have Beneficial Ownership of securities managed by someone other than yourself where you have given such party sole investment discretion.

•                  Where You Have Received Investment Discretion from Another Party Outside of Your Employment.  You are typically deemed to have Beneficial Ownership of securities held in an account or other vehicle if you manage such account or other vehicle outside of your employment, even if you do not have an economic interest in such securities.  For example, you are deemed to have Beneficial Ownership of securities held in a brokerage account if you have a power of attorney with respect to the account.  Similarly, you are deemed to have Beneficial Ownership of securities held in an education trust if you have an ability to prompt, induce or otherwise effect transactions in such securities, even if you do not have an economic interest in the asset of the trust.

Appendix C — Other BAC and Line of Business Policies

In addition to the provisions set forth in this Code, Covered Persons are required to adhere to all applicable Bank of America and line of business policies, which may include, but are necessarily limited to, those listed below:

•                  Bank of America Corporation Code of Ethics

•                  Bank of America Corporation Information Wall Policy

•                  Bank of America Corporation Outside Business Activities Policy

•                  Global Wealth and Investment Management Information Wall Policy

•                  Global Wealth and Investment Management Designated Broker Policy

•                  Global Wealth and Investment Management Gifts & Entertainment Policy

•                  Global Banking & Markets and Other Designated Units Associate Investment Policy

•                  Merrill Lynch, Pierce, Fenner & Smith Incorporated Investment Adviser Code of Ethics

Appendix D — Contact Information

The Associate Investment Monitoring Group (AIM Group)

AssociateInvestmentMonitoringGroup@bankofamerica.com

866-853-4324

The Ethics and Compliance Hotline

888-411-1744 (domestic)

770-623-6334 (international)

BofA Advisors, LLC

• James Bordewick, Chief Compliance Officer	617-772-3672
• Patrick Donovan, Ombudsperson &	617-772-3694
Conflicts of Interest Officer

Managed Account Advisors LLC

• Andrew Baldauf, Chief Compliance Officer	201-557-0816

Bank of America Capital Advisors, LLC; Merrill Lynch Alternative Investments LLC

• Brian Woldow, Chief Compliance Officer	212-236-8129

Global Wealth & Retirement Solutions

• Gloria Greco, Corporate Compliance Executive	212-236-2418
• Alise Beres, Conflicts of Interest Officer	212-670-0405
• Jana Chambers, Conflicts of Interest Officer	314-466-4436

US Trust

• James Bordewick, Corporate Compliance Executive	617-772-3672

Appendix E — Additional Guidance While Trading in Bank of America Securities

Some lines of business or designated groups may have more stringent requirements.  Please contact your manager, compliance officer or legal partner if you have questions. The following interpretations are offered to assist employees in identifying permitted and prohibited transactions involving BAC securities:

GENERAL:

•                  Bank of America encourages all employees who invest to adopt a long-term investment strategy in Bank of America securities.

•                  Bank of America Stock Option Programs and Restricted Stock Awards:  Unvested restricted stock and option awards and unexercised options, even if fully vested, may not be hedged with options.  Hedging strategies are permitted only if the employee is long stock that is “readily available for sale or delivery.”(1)

PROHIBITED:

•                  Day trading and market timing of Bank of America securities is PROHIBITED.

•                  Margin Accounts:  The purchase of Bank of America securities on margin is speculative and PROHIBITED.  Bank of America securities traded in a margin account must be paid for in full by settlement date.

•                  Short selling of any Bank of America security is speculative and is PROHIBITED, with one exception:  Short selling against the box (that is, versus an existing long position in Bank of America stock that is “readily available for sale or delivery”) made to lock in profits, is not speculative and is permitted. (2)

•                  The sale of a “naked call” option (that is, an opening sale of a call not covered by a long position in Bank of America stock that is “readily available for sale or delivery”) is speculative and is PROHIBITED. (3)

•                  The purchase of short dated call options, defined as calls with an expiration of less than nine months, is speculative and PROHIBITED.  Employees may purchase calls with an expiration of nine months or greater.  This would include the purchase of LEAPS (Long- Term Equity Anticipation Securities).

PERMITTED:

•                  Covered call option writing (that is, an opening sale of a call covered by a long position in Bank of America stock that is “readily available for sale or delivery”) is not speculative and is permitted.

•                  The only put option activity permitted is the purchase of puts as a bona-fide hedge against an existing long Bank of America stock position that is “readily available for sale or delivery.”(4)  These protective puts do not require evaluation regarding strike or expiration.

(1)   “Readily available for sale or delivery” is defined as a long stock position that can be sold (in the event a protective put is exercised) or delivered (in the event that the stock is “called away”) within the prescribed period of time, usually one to three business days.

(2)  See footnote 1.

(3)  See footnote 1.

(4)  See footnote 1.